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                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G
                               (Amendment No. 2)


                   Under the Securities Exchange Act of 1934



                         Lexicon Genetics Incorporated
                      ------------------------------------
                                (Name of Issuer)


                                     Common
                      ------------------------------------
                         (Title of Class of Securities)


                                 528872 10 4
                      ------------------------------------
                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [  ]  Rule 13d-1(b)

    [  ]  Rule 13d-1(c)

    [XX]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 528872 10 4                                              Page 2 of 6
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1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    BCM Technologies, Inc.             76-0112935
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]
                                                        (b) [ ]
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3.  SEC USE ONLY


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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

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  NUMBER OF    |    5.  SOLE VOTING POWER
               |
    SHARES     |        271,280
               |    -----------------------------------------------------------
 BENEFICIALLY  |    6.  SHARED VOTING POWER
               |
   OWNED BY    |
               |    -----------------------------------------------------------
     EACH      |    7.  SOLE DISPOSITIVE POWER
               |
   REPORTING   |        [X]
               |    -----------------------------------------------------------
    PERSON     |    8.  SHARED DISPOSITIVE POWER
               |
     WITH      |
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


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12. TYPE OF REPORTING PERSON*

    CO
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CUSIP No.   528872 10 4                                            Page 3 of 6
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1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Baylor College of Medicine          74-1613878
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]
                                                        (b) [ ]
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3.  SEC USE ONLY


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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Texas
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  NUMBER OF    |    5.  SOLE VOTING POWER
               |
    SHARES     |        4,461,105
               |    -----------------------------------------------------------
 BENEFICIALLY  |    6.  SHARED VOTING POWER
               |
   OWNED BY    |
               |    -----------------------------------------------------------
     EACH      |    7.  SOLE DISPOSITIVE POWER
               |
   REPORTING   |        [X]
               |    -----------------------------------------------------------
    PERSON     |    8.  SHARED DISPOSITIVE POWER
               |
     WITH      |
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    Baylor College of Medicine  4,238,825      *BCM Technologies   222,280
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


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12. TYPE OF REPORTING PERSON*

    Internal Revenue Code 501 (c) (3) CO
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    * BCM Technologies, Inc. is wholly owned by Baylor College of Medicine

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CUSIP No. 528872 10 4                                               Page 4 of 6
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Item 1(a)      Name of Issuer:

               Lexicon Genetics Incorporated
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Item 1(b)      Address of Issuer's Principal Executive Offices:

               4000 Research Forest Drive
               The Woodlands, TX 77381
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Item 2(a)      Name of Person Filing:

               Baylor College of Medicine & BCM Technologies, Inc.
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Item 2(b)      Address of Principal Business Office:

               One Baylor Plaza, T-128
               Houston, TX  77030-3498
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Item 2(c)      Citizenship:

               USA
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Item 2(d)      Title of Class of Securities:

               Common
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Item 2(e)      CUSIP Number:

               528872 10 4
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Item           3. If this statement is filed pursuant to Rules 13d-1(b), or
               13d-2(b), check whether the person filing is a:

         (a)(   )  Broker or Dealer registered under Section 15 of the Act
         (b)(   )  Bank as defined in Section 3(a)(6) of the Act
         (c)(   )  Insurance Company as defined in Section 3(a)(19) of the Act
         (d)( ) Investment Company registered under Section 8 of the Investment Company Act
         (e)( ) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f)( ) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (Section 240.13d-1(b)(1)(ii)(F)
         (g)( ) Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G)
         (h)(   )  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

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 CUSIP No. 528872 10 4                                             Page 5 of 6
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Item 4         Ownership

      If the percent of the class owned, as of December 31, of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

                 (a)  Amount beneficially owned:     Baylor College
                      4,461,105                      of Medicine     4,238,825
                                                     BCM Technologies   222,280
                 (b)  Percent of class:
                      8.5%
                 (c)  Number of shares as to which such person has:
                     (i)      sole power to vote or to direct the vote:
                              [XX]
                     (ii)     shared power to vote or to direct the
                              vote:
                     (iii)    sole power to dispose or to direct the
                              disposition of:
                     (iv)     shared power to dispose or to direct the
                              disposition of:
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Item 5        Ownership of Five Percent or Less of a Class:

       If this statement is being filed to report the fact that as of the date thereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

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Item 6        Ownership of More than Five Percent on Behalf of Another
              Person:


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Item          7 Identification and Classification of the Subsidiary Which
              Acquired the Security Being Reported on by the Parent Holding
              Company:


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Item 8        Identification and Classification of Members of the Group:


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Item 9        Notice of Dissolution of Group:


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Item 10       Certification:

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CUSIP No. 528872 10 4                                               Page 6 of 6
                                   SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Dated: January 15, 2003           Baylor College of Medicine
                                  --------------------------

                                  By: /s/ WILLIAM D. WALKER
                                     -----------------------
                                      William D. Walker